Exhibit 99

For Immediate Release

3M Posts First-Quarter Sales of $7.4 Billion and GAAP EPS of $2.05

First-Quarter Highlights:

•                 Company adopts new FASB accounting standard, which added $0.10, net, to EPS

•                 Operating income margins up 1.3 percentage points year-on-year to 24.1 percent

•                 Organic local-currency sales growth declined 0.8 percent

•                 Increased free cash flow 20 percent year-on-year to $946 million

•                 Increased first-quarter per share dividend by 8 percent, 58th consecutive year of increases

ST. PAUL, Minn. – April 26, 2016 - 3M (NYSE: MMM) today reported first-quarter earnings of $2.05 per share, an increase of 10.8 percent versus the first quarter of 2015. Sales declined 2.2 percent year-on-year to $7.4 billion. Organic local-currency sales declined 0.8 percent while acquisitions, net of divestitures, added 1.6 percent to sales. Foreign currency translation reduced sales by 3.0 percent year-on-year.

Operating income was $1.8 billion and operating income margins for the quarter were 24.1 percent, up 1.3 percentage points year-on-year. First-quarter net income was $1.3 billion and the company converted 74 percent of net income to free cash flow.

On March 30, 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-09 for the accounting of employee share-based payments. 3M elected to adopt this new guidance ahead of the mandatory 2017 effective date for all U.S. public companies. The adoption of this ASU resulted in a first-quarter tax benefit to earnings of $0.10 per share, net of tax cost related to global cash optimization actions. Over the remainder of 2016, the company is planning to take further such actions, and as a result its full-year tax rate and earnings per share guidance remains unchanged.

3M paid $672 million in cash dividends to shareholders and repurchased $1.2 billion of its own shares during the quarter.

Organic local-currency sales growth was 6.2 percent in Health Care, 2.8 percent in Consumer and 2.4 percent in Safety and Graphics, with declines of 1.9 percent in Industrial and 11.7 percent in Electronics and Energy. On a geographic basis, organic local-currency sales growth was 4.2 percent in Latin America/Canada, 1.7 percent in EMEA (Europe, Middle East and Africa) and 0.3 percent in the U.S., with a decline of 5.6 percent in Asia Pacific.

“Our team continued to execute the 3M playbook and delivered another solid operational performance in the first quarter,” said Inge G. Thulin, 3M’s chairman, president and chief executive officer. “We expanded 3M’s profitability, improved our cash flow generation, and increased margins over a full percentage point. At the same time, we continued to invest in the business — including opening a new, world-class laboratory in the United States — while returning cash to our shareholders.”

For full-year 2016, 3M maintained its forecast for earnings per share in the range of $8.10 to $8.45 with organic local-currency sales growth of 1 to 3 percent. 3M also continues to expect its tax rate to be in the range of 29.5 to 30.5 percent and free cash flow conversion in the range of 95 to 105 percent.

First-Quarter Business Group Discussion

Industrial

•                  Sales of $2.6 billion, down 3.0 percent in U.S. dollars. Organic local-currency sales declined 1.9 percent while foreign currency translation reduced sales by 3.0 percent and acquisitions, net of divestitures, increased sales by 1.9 percent.

•                  On an organic local-currency basis:

•                  Sales growth in automotive OEM, automotive aftermarket and 3M Purification was offset by declines across the rest of the portfolio.

•                  Sales increased in Latin America/Canada and EMEA, and declined in Asia Pacific and the U.S.

•                  Operating income was $617 million, up 3.6 percent year-on-year; operating margin of 23.9 percent.

Safety and Graphics

•                  Sales of $1.4 billion, up 2.9 percent in U.S. dollars. Organic local-currency sales increased 2.4 percent and acquisitions, net of divestitures, increased sales by 4.5 percent while foreign currency translation reduced sales by 4.0 percent.

•                  On an organic local-currency basis:

•                  Sales grew in roofing granules, commercial solutions and personal safety; sales declined in traffic safety and security.

•                  Sales grew across all geographic areas led by Asia Pacific and the U.S.

•                  Operating income was $345 million, an increase of 3.1 percent year-on-year; operating margin of 24.5 percent.

Health Care

•                  Sales of $1.4 billion, up 4.0 percent in U.S. dollars. Organic local-currency sales increased 6.2 percent, acquisitions increased sales by 0.9 percent and foreign currency translation reduced sales by 3.1 percent.

•                  On an organic local-currency basis:

•                  Strong sales growth across all businesses.

•                  Sales grew in all geographic areas led by Asia Pacific and Latin America/Canada.

•                  Operating income was $455 million, an increase of 11.5 percent year-on-year; operating margin of 32.9 percent.

Electronics and Energy

•                  Sales of $1.1 billion, down 13.6 percent in U.S. dollars. Organic local-currency sales declined 11.7 percent and foreign currency translation reduced sales by 1.9 percent.

•                  On an organic local-currency basis:

•                  Electronics-related sales decreased 18 percent with declines in both electronics materials solutions, and display materials and systems; energy-related sales declined 1 percent as growth in electrical markets was offset by declines in renewable energy and telecom.

•                  Sales declined in Asia Pacific and were flat in the other geographic areas.

•                  Operating income was $208 million, down 26.8 percent year-on-year; operating margin of 18.2 percent.

Consumer

•                  Sales of $1.0 billion, up 0.1 percent in U.S. dollars. Organic local-currency sales increased 2.8 percent and foreign currency translation reduced sales by 2.7 percent.

•                  On an organic local-currency basis:

•                  Sales grew in three of four businesses led by home improvement and consumer health care.

•                  Sales grew in Asia Pacific and the U.S. while declined in Latin America/Canada and EMEA.

•                  Operating income was $238 million, down 1.1 percent year-on-year; operating margin of 22.7 percent.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•               Live webcast at http://investors.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investors.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S. access code is 21776139). The telephone replay will be available until 10:30 a.m. CDT on April 29, 2016.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; (10) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (11) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2015. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Annual Report under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A. The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three months ended
	March 31,
	2016	2015

Net sales	$7,409	$7,578

Operating expenses
Cost of sales	3,678	3,821
Selling, general and administrative expenses	1,493	1,564
Research, development and related expenses	450	463

Total operating expenses	5,621	5,848

Operating income	1,788	1,730

Interest expense and income
Interest expense	47	31
Interest income	(5)	(4)

Total interest expense – net	42	27

Income before income taxes	1,746	1,703

Provision for income taxes	468	502

Net income including noncontrolling interest	$1,278	$1,201

Less: Net income attributable to noncontrolling interest	3	2

Net income attributable to 3M	$1,275	$1,199

Weighted average 3M common shares outstanding – basic	607.4	636.2
Earnings per share attributable to 3M common shareholders – basic	$2.10	$1.88

Weighted average 3M common shares outstanding – diluted	621.3	649.2
Earnings per share attributable to 3M common shareholders – diluted	$2.05	$1.85

Cash dividends paid per 3M common share	$1.11	$1.025

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	March 31,	December 31,	March 31,
	2016	2015	2015
ASSETS
Current assets
Cash and cash equivalents	$1,337	$1,798	$1,791
Marketable securities — current	176	118	1,018
Accounts receivable — net	4,485	4,154	4,408
Inventories	3,627	3,518	3,704
Other current assets	1,249	1,398	1,395
Total current assets	10,874	10,986	12,316
Marketable securities — non-current	15	9	13
Investments	115	117	102
Property, plant and equipment — net	8,614	8,515	8,286
Goodwill and intangible assets — net (a)	11,926	11,850	8,330
Prepaid pension benefits	226	188	56
Other assets	1,212	1,053	1,466
Total assets	$32,982	$32,718	$30,569

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and
current portion of long-term debt	$2,212	$2,044	$132
Accounts payable	1,581	1,694	1,801
Accrued payroll	468	644	446
Accrued income taxes	590	332	464
Other current liabilities	2,327	2,404	2,186
Total current liabilities	7,178	7,118	5,029
Long-term debt	8,927	8,753	6,434
Pension and postretirement benefits	3,454	3,520	3,764
Other liabilities	1,649	1,580	1,390
Total liabilities	$21,208	$20,971	$16,617

Total equity	$11,774	$11,747	$13,952
Shares outstanding
March 31, 2016: 606,514,530 shares
December 31, 2015: 609,330,124 shares
March 31, 2015: 634,340,975 shares
Total liabilities and equity	$32,982	$32,718	$30,569

(a)                                 In August 2015, 3M completed the acquisitions of Capital Safety and Polypore’s Separations Media (Membrana) business. The combination of these acquisitions increased goodwill and intangible assets — net by approximately $3.8 billion when compared to March 31, 2015, balances.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Three months ended
	March 31,
	2016	2015
NET CASH PROVIDED BY OPERATING ACTIVITIES	$1,260	$1,080

Cash flows from investing activities:
Purchases of property, plant and equipment	(314)	(291)
Acquisitions, net of cash acquired	(4)	(150)
Purchases and proceeds from sale or maturities of marketable securities and investments — net	(61)	414
Other investing activities	99	27

NET CASH USED IN INVESTING ACTIVITIES	(280)	—

Cash flows from financing activities:
Change in debt	138	(4)
Purchases of treasury stock	(1,227)	(886)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	357	309
Dividends paid to shareholders	(672)	(652)
Other financing activities	(22)	79

NET CASH USED IN FINANCING ACTIVITIES	(1,426)	(1,154)

Effect of exchange rate changes on cash and cash equivalents	(15)	(32)

Net increase (decrease) in cash and cash equivalents	(461)	(106)
Cash and cash equivalents at beginning of year	1,798	1,897

Cash and cash equivalents at end of period	$1,337	$1,791

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions)

(Unaudited)

	Three months ended
	March 31,
Free Cash Flow	2016	2015

Net cash provided by operating activities	$1,260	$1,080
Purchases of property, plant and equipment	(314)	(291)

Free Cash Flow (b)	$946	$789

Free Cash Flow Conversion (b)	74%	66%

(b)                                 Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are useful measures of performance and uses these measures as an indication of the strength of the company and its ability to generate cash.

	March 31,	December 31,	March 31,
Net Debt	2016	2015	2015

Total Debt	$11,139	$10,797	$6,566
Less: Cash and Cash Equivalents and Marketable Securities	1,528	1,925	2,822

Net Debt (c)	$9,611	$8,872	$3,744

(c)                                  The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy. Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies.

	March 31,	December 31,	March 31,
Working Capital Index	2016	2015	2015

Net Working Capital Turns (d)	4.5	4.9	4.8

(d)                                 The Company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three months ended March 31, 2016
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume — organic	0.3%	(5.4)%	0.5%	(2.6)%	(1.7)%
Price	—	(0.2)	1.2	6.8	0.9
Organic local-currency sales	0.3	(5.6)	1.7	4.2	(0.8)
Acquisitions	2.6	1.0	2.8	2.2	2.1
Divestitures	(0.6)	(0.2)	(0.7)	(0.3)	(0.5)
Translation	—	(2.6)	(2.9)	(15.7)	(3.0)
Total sales change	2.3%	(7.4)%	0.9%	(9.6)%	(2.2)%

	Three months ended March 31, 2016
	Organic
Worldwide	local-				Total
Sales Change Analysis	currency				sales
By Business Segment	sales	Acquisitions	Divestitures	Translation	change

Industrial	(1.9)%	2.0%	(0.1)%	(3.0)%	(3.0)%
Safety and Graphics	2.4%	6.9%	(2.4)%	(4.0)%	2.9%
Health Care	6.2%	0.9%	—%	(3.1)%	4.0%
Electronics and Energy	(11.7)%	—%	—%	(1.9)%	(13.6)%
Consumer	2.8%	—%	—%	(2.7)%	0.1%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2016, 3M made a product line reporting change involving two of its business segments in its continuing effort to improve the alignment of its businesses around markets and customers.

The change between business segments was as follows:

•                  Elements of the electronic bonding product lines were previously separately reflected in the Electronics Materials Solutions Division (Electronics and Energy business segment) and the Industrial Adhesives and Tapes Division (Industrial business segment). Effective in the first quarter of 2016, certain sales and operating income results for these electronic bonding product lines in aggregate were equally divided between the Electronics and Energy business segment and Industrial business segment. This change resulted in a decrease in net sales for total year 2015 of $33 million in the Industrial business segment offset by a corresponding increase in the Electronics and Energy business segment.

The financial information presented herein reflects the impact of the preceding product line reporting change between business segments for all periods presented. Refer to 3M’s Current Report on Form 8-K furnished on March 15, 2016, for additional supplemental unaudited historical business segment net sales and operating income information.

BUSINESS SEGMENT INFORMATION	Three months ended
NET SALES	March 31,
(Millions)	2016	2015

Industrial	$2,576	$2,656
Safety and Graphics	1,412	1,372
Health Care	1,383	1,329
Electronics and Energy	1,144	1,324
Consumer	1,049	1,048
Corporate and Unallocated	1	2
Elimination of Dual Credit	(156)	(153)

Total Company	$7,409	$7,578

BUSINESS SEGMENT INFORMATION	Three months ended
OPERATING INCOME	March 31,
(Millions)	2016	2015

Industrial	$617	$596
Safety and Graphics	345	335
Health Care	455	408
Electronics and Energy	208	285
Consumer	238	240
Corporate and Unallocated	(41)	(100)
Elimination of Dual Credit	(34)	(34)

Total Company	$1,788	$1,730

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $30 billion in sales, our 90,000 employees connect with customers all around the world.

Investor Contacts:	Bruce Jermeland	Media Contact:	Lori Anderson
	3M		3M
	(651) 733-1807		(651) 733-0831

Mike Kronebusch
3M
(651) 733-1141

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000